Transgenomic Reports Third Quarter 2012 Financial Results

Conference Call to Be Held Today at 5:00 PM Eastern Time

Omaha, Neb. (November 7, 2012) - Transgenomic, Inc. (OTC/BB: TBIO) today reported financial results for the three and nine months ended, September 30, 2012, and provided a business update.

Third Quarter Financial Results

Net sales for the third quarter of 2012 were $7.9 million compared with $8.3 million for the same period in 2011. Despite the decline in consolidated sales, the Company realized double digit growth in its Clinical Laboratories segment, its largest business, driven by sales of its C-GAAP test, which identifies whether or not a heart disease patient will benefit from Plavix (clopidogrel) treatment, and also due to a shift in sales mix to higher priced tests. This increase was offset by a decline in the Pharmacogenomics Services segment, due to a lower volume of projects performed for our pharmaceutical clients. We also had a decline in our Diagnostic Tools segment, which had a higher percentage of its sales go to our European distribution partner at distributor prices.

Gross profit was $3.8 million or 48 percent of net sales, compared with gross profit of $4.4 million or 54 percent of net sales for the same period in 2011. The margin decline was largely due to the significantly lower margins in the Pharmacogenomics Services segment, since its costs are relatively fixed. The Clinical Laboratories segment also had a more modest decline in its gross margin, as it is making investments to improve efficiency in anticipation of the upcoming volume growth from the C-GAAP test and the recently acquired ScoliScore™ test.

Operating expenses were $6.2 million during the third quarter of 2012, compared with $4.9 million in the prior year. The increase was the result of a higher bad debt provision, higher non-cash stock compensation expense, higher costs related to expansion of our field sales force to support the launch of C-GAAP and ScoliScore™, and higher research and development expenses.

In summary, the net loss for the third quarter of 2012 was $2.8 million or $0.04 per share compared with a net loss of $1.3 million or $0.03 per share for the third quarter of 2011.

Modified EBITDA, which is a non-GAAP measure that Transgenomic views as an appropriate and sound measure of the Company's results was a loss of $1.8 million for the third quarter of 2012 compared to income of $43,000 for the same period for 2011. A reconciliation of Net Loss to Modified EBITDA is presented below.

Cash, cash equivalents and short term investments were $8.7 million as of September 30, 2012, compared with $4.9 million as of December 31, 2011.

Nine Month Financial Results

Net sales for the nine months ended September 30, 2012 increased to $24.2 million from $23.4 million for the same period in 2011. The Clinical Laboratories segment had a 17% increase in sales, driven by sales of its recently launched C-GAAP and NuclearMitome tests. This increase was partially offset by a decline in the Pharmacogenomics Services segment, due to a lower volume of projects performed for our pharmaceutical clients. We also had a decline in our Diagnostic Tools segment, which, similar to the quarterly results, had a higher percentage of its sales go to our European distribution partner at distributor prices.

Gross profit was $11.5 million or 47 percent of net sales, compared with gross profit of $13.2 million or 56 percent of net sales for the same period in 2011. The decline in gross profit was due to the higher costs in our Diagnostic Tools segment, reflecting a shift to sales to our distributor, which carry lower margins, as well as higher costs in our Laboratory Services segment incurred in connection with repairing and improving the Laboratory Information Management System in our New Haven facility following its software failure in the first quarter of 2012, as well as investments made to improve the efficiency in New Haven. In addition, lower sales in our Pharmacogenomics Services segment negatively impacted margins due to its relatively fixed cost structure.

Operating expenses were $17.7 million for the nine months ended September 30, 2012, compared with $16.0 million in the prior year. The increase was due to a higher bad debt provision, costs related to the expansion of our field sales force to support new product launches and higher research and development expenses.

In summary, the net loss for the nine months ended September 30, 2012 was $6.0 million or $0.09 per share compared with a net loss of $10.0 million or $0.22 per share during the comparable period of 2011. The loss for the nine months ended September 30, 2011 included non-cash charges of $6.9 million related to the revaluation of our preferred stock.

“We continue to make progress on our strategic initiatives in order to drive growth at a greater rate into 2013," said Craig Tuttle, President and Chief Executive Officer. “At the end of the third quarter, we expanded our broad genetic tests portfolio with the acquisition of the ScoliScore™ Adolescent Idiopathic Scoliosis Prognostic Test, a proprietary, saliva-based, multi-gene test which exemplifies the clinical and health economic benefits of our products. We also continue to invest in clinical research aimed at broadening the commercial application of ICE COLD-PCR, our proprietary technology capable of the highest-available sensitivity in detecting mutations from virtually any sample type, including blood. These investments, we believe, provide for longer-term value not only in our tests, technologies and laboratory services, but for our Pharmacogenomics Services and Tools segments as well.”

Regarding financial results for the quarter and nine months ended September 30, 2012, Mark P. Colonnese, Executive Vice President and Chief Financial Officer, said: “The third quarter saw a decline in top and bottom line numbers, however we continued to see topline growth in our Clinical Laboratories unit, which is up by 17% on a year-to-date basis versus last year. This group is benefiting from our investment in the expansion and roll-out of a number of our proprietary tests, including the C-GAAP, ScoliScore™ and NuclearMitome tests. We anticipate realizing significant growth in this unit over the coming quarters.”

Recent Corporate and Business Events

•	Acquired ScoliScore™ Prognostic Scoliosis Test: In September, the Company announced the close of the acquisition of Axial Biotech’s ScoliScore™ Adolescent Idiopathic Scoliosis (AIS) Prognostic Test for a total consideration of $4.4 million in cash. The acquisition provides Transgenomic with the ScoliScore™ assay technology and intellectual property, an established revenue and customer base, and access to a testing market estimated at more than 400,000 patients in the United States alone.

•	Appointment of Mark P. Colonnese as Chief Financial Officer: In September, the Company announced the appointment of Mark P. Colonnese as Executive Vice President and Chief Financial Officer of the Company.

•	ICE COLD-PCR Collaborations: In addition to our on-going study in several cancer types with MD Anderson, we have initiated two new collaborations for clinical validation of our advanced platform technology.

o	Collaboration with NYU Langone Medical Center to better understand molecular events that drive non-small cell lung cancer and validate the use of ICE COLD-PCR mutation detection in blood (which we refer to as a “blood biopsy”) for determining the appropriate response to existing and novel therapies in NSCLC.

o	Collaboration with the University of Nebraska Medical Center for employing ICE COLD-PCR for the early detection of Pancreatic Cancer. Transgenomic was awarded an NIH STTR Grant to support this work.

o	These studies will support our planned launch of ICE COLD-PCR testing through our Clinical Laboratories segment next year, as well as support the launch of ICE COLD-PCR kits that we plan to begin to offer medical centers during 2013.

Conference Call

Transgenomic management will host a conference call to discuss third quarter 2012 financial results and answer questions beginning at 5:00 p.m. Eastern Time today. To access the call via telephone, please dial 866-952-1907 from the U.S. or Canada or 785-424-1826 for international participants and enter conference ID TRANS. The call also will be broadcast live over the Internet. To listen to the webcast, please log onto the Company's Investor Relations web page at http://www.transgenomic.com/events.asp?id=6 and follow the instructions. An archived webcast of the call will be available for 14 days. A telephone replay will be available from 6:00 p.m. Eastern Time on November 7, 2012 through 11:59 p.m. Eastern Time on November 21, 2012 by dialing 800-723-0607 (domestic) or 402-220-2658 (international).

About Transgenomic

Transgenomic, Inc. (www.transgenomic.com) is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases through its proprietary molecular technologies and world-class clinical and research services. The Company is a global leader in cardiac genetic testing with a family of innovative products, including its C-GAAP test, designed to detect gene mutations which indicate cardiac disorders, or which can lead to serious adverse events. Transgenomic has three complementary business divisions: Transgenomic Clinical Laboratories, which specializes in molecular diagnostics for cardiology, oncology, neurology, and mitochondrial disorders; Transgenomic Pharmacogenomic Services, a contract research laboratory that specializes in supporting all phases of pre-clinical and clinical trials for oncology drugs in development; and Transgenomic Diagnostic Tools, which produces equipment, reagents, and other consumables that empower clinical and research applications in molecular testing and cytogenetics. Transgenomic believes there is significant opportunity for continued growth across all three businesses by leveraging their synergistic capabilities, technologies, and expertise. The Company actively develops and acquires new technology and other intellectual property that strengthens its leadership in personalized medicine.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, anticipated growth in the Company’s Clinical Laboratories unit and the projected benefits of the Company’s acquisition of the ScoliScore™ Adolescent Idiopathic Scoliosis Prognostic Test. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Investor Contact	Company Contact

David Pitts	Investor Relations
Argot Partners	Transgenomic, Inc.
212-600-1902	402-452-5416
david@argotpartners.com	investorrelations@transgenomic.com

TRANSGENOMIC, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
NET SALES	$7,889	$8,253	$24,188	$23,400
COST OF GOODS SOLD	4,089	3,808	12,722	10,248
Gross profit	3,800	4,445	11,466	13,152
OPERATING EXPENSES:
Selling, general and administrative	5,559	4,364	15,832	14,272
Research and development	668	515	1,870	1,650
Restructuring Charges	—	5	—	40
	6,227	4,884	17,702	15,962
LOSS FROM OPERATIONS	(2,427)	(439)	(6,236)	(2,810)
OTHER INCOME (EXPENSE):
Interest expense	(207)	(238)	(713)	(720)
Expense on preferred stock	—	(600)	—	(6,866)
Effect on warrants	—	—	1,000	—
Other, net	(6)	(2)	23	231
	(213)	(840)	310	(7,355)
LOSS BEFORE INCOME TAXES	(2,640)	(1,279)	(5,926)	(10,165)
INCOME TAX EXPENSE (BENEFIT)	114	(9)	88	(120)
NET LOSS	$(2,754)	$(1,270)	$(6,014)	$(10,045)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(165)	(275)	(495)	(803)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(2,919)	$(1,545)	$(6,509)	$(10,848)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.04)	$(0.03)	$(0.09)	$(0.22)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	71,645,725	49,327,527	68,669,229	49,306,861

Reconciliation of U.S. GAAP Measure to Non-U.S. GAAP Measure

Transgenomic, Inc.

Summary Financial Results

Proforma Modified EBITDA

(dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
NET LOSS	$(2,754)	$(1,270)	$(6,014)	$(10,045)
INTEREST EXPENSE (INCOME)	207	238	713	720
INCOME TAX EXPENSE (BENEFIT)	114	(9)	88	(120)
DEPRECIATION AND AMORTIZATION	525	514	1,570	1,506
PREFERRED STOCK EXPENSES	—	600	—	6,866
WARRANT EFFECT	—	—	(1,000)	—
STOCK OPTION EXPENSE (RECOVERY)	86	(30)	556	734
MODIFIED EBITDA	(1,822)	43	(4,087)	(339)

TRANSGENOMIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,
	2012	December 31,
	(unaudited)	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,747	$4,946
Short term investments	3,998	—
Accounts receivable, net	8,157	7,573
Inventories, net	4,406	3,859
Other current assets	1,186	820
Total current assets	22,494	17,198
PROPERTY AND EQUIPMENT, NET	2,091	1,856
OTHER ASSETS:
Goodwill	6,674	6,440
Intangibles	11,485	7,966
Other assets	143	102
	$42,887	$33,562
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts Payable	$1,517	$2,609
Current maturities of long term debt	6,957	3,703
Accrued expenses	3,627	2,782
Other current liabilities	4,499	7,234
OTHER LIABILITIES:
Long term debt less current maturities	448	4,937
Common stock warrant liability	2,100	—
Other long-term liabilities	1,163	1,249
Total liabilities	20,311	22,514
STOCKHOLDERS’ EQUITY	22,576	11,048
	$42,887	$33,562